                              STATE OF DELAWARE

                       OFFICE OF THE SECRETARY OF STATE
                      ----------------------------------


        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VTEL CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MAY, A.D. 1997, AT 4:01 O'CLOCK P.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.






                                             EDWARD J. FREEL
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State
                                    [SEAL]
                                                AUTHENTICATION:         8480711

                                                          DATE:        05-27-97

                            CERTIFICATE OF AMENDMENT
                                       OF
            FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                VTEL CORPORATION


     VTEL Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment ("Amendment") to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate"), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof.

     SECOND: The Amendment was adopted by the stockholders of the Corporation at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: The Certificate is amended by deleting the whole of Article Fourth thereof and replacing in lieu and instead of such Article Fourth a new Article Fourth reading in its entirety as follows:

          "FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." All of said shares shall be One Cent ($.01) par value each. The total number of shares of capital stock which the Corporation shall have the authority to issue is Fifty Million (50,000,000), which shall consist of Forty Million (40,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock."

     FOURTH:  The Amended was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Corporation has caused this certificate to be signed by its President and Secretary, this 23rd day of May, 1997.

                                   VTEL CORPORATION


                                   By:  /s/ F. H. MOELLER
                                      ---------------------------------------
                                      F. H. (Dick) Moeller, Chief Executive
                                      Officer

                                   ATTEST:  /s/ RODNEY S. BOND
                                          -----------------------------------
                                          Rodney S. Bond, Secretary